Exhibit 99

Contact:
Richard F. Latour
President and CEO
Tel: 781-994-4800

MICROFINANCIAL INCORPORATED ANNOUNCES

FIRST QUARTER 2005 RESULTS

Woburn, MA -- April 27, 2005 -- MicroFinancial Incorporated (NYSE-MFI) a financial intermediary specializing in vendor based leasing and finance programs for transactions in the $500 to $15,000 range, today announced financial results for the first quarter ended March 31, 2005.

The net loss for the quarter was $2.7 million, or $0.20 per share, compared to a loss of $4.7 million, or $0.36 per share, in the first quarter of 2004.

Revenue in the first quarter of 2005 was $10.9 million compared to $18.0 million in the first quarter of 2004. Revenue from leases and loans was $1.5 million, rental income was $6.4 million, and other revenue components contributed $3.0 million for the quarter.

Total operating expenses for the quarter declined 42.5% to $14.8 million from $25.8 million in the first quarter of 2004, driven by ongoing cost rationalization initiatives implemented in the past several quarters. Interest expense was $0.2 million, a result of lower debt balances. Selling, general and administrative expenses decreased $1.0 million to $6.3 million from $7.3 million in the first quarter of last year, reflecting a continued reduction in personnel-related expenses.

Depreciation and amortization expense declined 42.2% to $2.5 million for the quarter, reflecting the decline in the number of rental and service contracts from the first quarter of 2004. The first quarter provision for credit losses decreased to $5.8 million from $13.4 million in the first quarter of 2004, while net charge offs decreased to $10.1 million versus $19.6 million

Richard Latour, President and Chief Executive Officer said, "As part of our plan to rebuild the origination business of our subsidiary, TimePayment Corporation, we are actively increasing our industry presence with more focused and targeted sales and marketing. We continue to invest capital to build the infrastructure to support these plans, and have brought in new leadership to spearhead the effort. In order to add new vendor relationships and provide new revenue sources to drive our growth, we are attending multiple trade shows, increasing advertising in trade publications, and developing new sales and marketing materials.”

As part of this new business development effort, in the first quarter of 2005, the Company approved 67 new vendors to bring the total number approved since July 1, 2004 to 105. During the first quarter, the Company sourced from this core group of vendors approximately 500 applications which resulted in $1.1 million in new originations. In addition, more than 70% of the applications were processed utilizing the Company’s proprietary internet based credit approval system.

Recent company initiatives include:

•	Bolstering the sales and marketing infrastructure to support the launch of new originations in 2005, including the appointment of Tom Herlihy to Vice President of Sales & Marketing.
•	Reinstating a dividend policy and approval of a dividend payment of $0.05 per share payable on May 13, 2005. The dividend policy will be reviewed by the board on a quarterly basis.

Balance Sheet

Sequentially, amounts greater than 31 days delinquent on March 31, 2005 decreased to $23.6 million from $33.3 million on December 31, 2004. Cash received from customers for the quarter was $16.1 million compared to $25.2 million during the same period in 2004. Sequentially, cash and cash equivalents improved to $18.0 million at March 31, 2005, compared to $9.7 million at December 31, 2004.

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	December 31,	March 31,
	2004	2005
ASSETS

Cash and cash equivalents	$9,709	$18,006
Net investment in leases and loans:
Receivables due in installments	59,679	42,928
Estimated residual value	9,502	7,737
Initial direct costs	453	300
Less:
Advance lease payments and deposits	(25)	(29)
Unearned income	(6,313)	(4,552)
Allowance for credit losses	(14,963)	(10,639)
Net investment in leases and loans	$48,333	$35,745
Investment in service contracts, net	4,777	3,840
Investment in rental contracts, net	1,785	2,448
Property and equipment, net	754	759
Other assets	2,412	2,161
Deferred income tax	3,500	4,822
Total assets	$71,270	$67,781

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31,	March 31,
	2004	2005
Notes payable	$34	$79
Subordinated notes payable	4,589	4,628
Capitalized lease obligations	41	9
Accounts payable	2,474	1,703
Dividends payable	-	659
Other liabilities	2,039	2,585
Income taxes payable	-	14
Total liabilities	9,177	9,677

Stockholders' equity:

Preferred stock, $.01 par value; 5,000,000 shares authorized;
no shares issued at December 31, 2004 and March 31, 2005	-	-
Common stock, $.01 par value; 25,000,000 shares authorized;
13,410,646 shares issued at December 31, 2004 and March 31, 2005	134	134
Additional paid-in capital	45,244	42,980
Retained earnings	19,186	15,203
Treasury stock, at cost (225,480 and 16,751 shares at December 31, 2004
and March 31, 2005, respectively)	(2,420)	(166)
Deferred compensation	(51)	(47)
Total stockholders' equity	62,093	58,104
Total liabilities and stockholders' equity	$71,270	$67,781

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the three months ended
	March 31,
	2004	2005

Revenues:
Income on financing leases and loans	$4,167	$1,508
Rental income	8,465	6,429
Income on service contracts	1,731	1,088
Loss and damage waiver fees	1,131	819
Service fees and other	2,515	1,017

Total revenues	18,009	10,861

Expenses:
Selling general and administrative	7,280	6,348
Provision for credit losses	13,408	5,810
Depreciation and amortization	4,295	2,484
Interest	846	205

Total expenses	25,829	14,847

Loss before benefit for income taxes	(7,820)	(3,986)
Benefit for income taxes	(3,129)	(1,322)

Net loss	($4,691)	($2,664)

Net loss per common share – basic and diluted	($0.36)	($0.20)

Weighted-average shares used to compute:
Net loss per share – basic and diluted	13,179,548	13,254,838

About The Company

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $15,000 range. The Company has been in operation since 1986.

Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects," "views,” “will” and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. Statements relating to past dividend payments or the Company's current dividend policy should not be construed as a guarantee that any future dividends will be paid. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.